EXHIBIT 3.2
Bylaws of SouthEast Bancshares, Inc.
ARTICLE I — Home Office; Other Offices
          The home office of SouthEast Bancshares, Inc. (“the Company”), shall be located at 1878 South Congress Parkway, Post Office Box 1806 (37371-1806), Athens, Tennessee 37303. The Company may maintain other offices at such other places as may be determined by the Board of Directors, subject to the approval of the appropriate regulatory authorities.
ARTICLE II — Shareholders
          Section 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the Company or at such other place as the Board of Directors may determine.
          Section 2. Annual Meeting. A meeting of the shareholders of the Company for the election of directors and for the transaction of any other business of the Company shall be held annually within 120 days after the end of the Company’s fiscal year at such date and time within such 120-day period as the Board of Directors may determine.
          Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Tennessee Commissioner of Financial Institutions (“Commissioner”) or the Federal Reserve Board (“Federal Reserve”) may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors, the Commissioner or the Federal Reserve, and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than ten percent (10%) of all of the outstanding capital stock of the Company entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Company addressed to the Chairman of the Board, the President, or the Secretary.
          Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with procedures adopted by the Board of Directors. The Chairman of the Board shall preside at all meetings of the shareholders. In the absence or refusal to serve by the Chairman, the Vice-Chairman of the Board, if any, shall preside. In the absence or refusal to serve by the Vice-Chairman, the President shall preside. If the President is absent or refuses to preside, the Executive Vice-President shall preside, and if

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the Executive Vice-President is absent or refuses to preside, any shareholder elected by a majority of the shares of the stock represented at the meeting shall preside.
          Section 5. Notice of Meetings. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, or the Secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, with postage prepaid, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Company as of the record date prescribed in Section 6 of this Article II. When any shareholders’ meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.
          Section 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.
          Section 7. Voting Lists. After fixing a record date for a meeting of shareholders, the Company shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders’ meeting. The list shall be arranged by voting group, if any, and show the address of and the number of shares held by each shareholder, in each case as reflected in the records of the Company. The list shall be available for inspection by any shareholder, beginning two (2) business days after notice of the

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meeting is given for which the list is prepared and continuing through the meeting, at the Company’s principal office, or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder, or the shareholder’s agent or attorney, shall be entitled on written demand to inspect and, subject to the requirements of state law, to copy the list, during regular business hours and at such shareholder’s or agent’s expense, during the period the list is available for inspection. The Company shall make the shareholders’ list available at the meeting for inspection in accordance with the provisions of the Tennessee Business Corporation Act.
          Section 8. Quorum. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present are represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.
          Section 9. Ownership Limitation. Except as provided herein, no shareholder shall be permitted to purchase or otherwise acquire more than five percent (5%) of the common stock of the Company; provided, however, that nothing herein shall prohibit any shareholder from receiving by will or by descent or distribution a grant of common stock of the Company which would increase his or her ownership of the common stock to more than five percent (5%); and provided, further, that nothing herein shall prohibit the holder of options or warrants to acquire the common stock of the Company from acquiring such common stock under the terms and provisions of the applicable option agreement even if such exercise of any option would increase the shareholder’s ownership to a percentage in excess of five percent (5%) of the total outstanding shares of the Company. Any shareholder who acquires more than five percent (5%) of the shares of the Company, except as set forth herein, shall be deemed to have a “nonqualifying acquisition”. Any non-qualifying acquisition shall be null and void, and the Company shall have no obligation to transfer such shares or to record such shares on its stock records. Provided, further, that all affiliates of a shareholder (which for the purposes of this Section of the Bylaws of the Company, shall

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include, in a shareholder’s family, a spouse and dependent children, any corporation or other business entity of which the shareholder or the shareholder’s spouse owns or controls 50% or more of the voting stock or otherwise exercises voting control of the business entity, and shall also include a family limited partnership of which the shareholder is a general or limited partner) may not purchase or otherwise acquire, except as set forth above for individual shareholders, more than nine percent (9%) of the common stock of the Company. Any such non-qualifying acquisition shall be null and void, as provided above.
          Section 10. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the Board of Directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.
          Section 11. Voting Powers. At all meetings of the shareholders, each shareholder shall be entitled to cast one vote for each share of stock recorded in the shareholder’s name on the books of the Company as of the record date on any issue brought before the meeting; provided, further, that in electing the Board of Directors, each shareholder shall be entitled to cast one vote per share for each office of Director to be filled. There shall be no cumulative voting.
          Section 12. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to the Company to the contrary, at any meeting of the shareholders of the Company any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such shares and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.
          Section 13. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her,

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either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.
          A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
          Neither treasury shares of its own stock held by the Company, if authorized by law, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Company, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.
          Section 14. Nominations for Director. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Company entitled to vote for election of Directors. Nominations other than those made by or on behalf of existing management of the Company, shall be made in writing and shall be delivered or mailed to the President of the Company no fewer than fourteen (14) days nor more than forty-five (45) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if fewer than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:
(A)	The name and address of each proposed nominee;

(B)	The principal occupation of each proposed nominee;

(C)	The total number of shares of capital stock of the Company that will be voted for each proposed nominee;

(D)	The name and residence address of the notifying shareholder; and

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(E)	The number of shares of capital stock of the Company owned by the notifying shareholder.
     Nominations not made in accordance herewith may, in the discretion of the Chairman, be disregarded, and upon instruction by the Chairman, the vote tellers may disregard all votes cast for such nominee.
          Section 15. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of the Company at least five (5) days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary at least five (5) days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.
          Section 16. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.
ARTICLE III — Board of Directors
          Section 1. General Powers. The business and affairs of the Company shall be under the direction of its Board of Directors. The Board of Directors shall elect a Chairman of the Board, a President, and a Secretary annually from among its members.
          Section 2. Number and Term. The Board of Directors shall consist of no fewer than five (5) nor more than twenty-five (25) members, the precise number of which members may be fixed or changed by the Board of Directors, including an increase or decrease in the number of directors.

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          Section 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.
          Section 4. Term of Office; Removal of Directors. Directors shall serve for a term of one (1) year and may serve until their successors are elected and qualified. Nothing herein shall prohibit an eligible Director from serving successive terms. The owners of a majority of the outstanding shares of stock may remove any and all Directors, with or without cause, and elect successors) to any Director so removed at any regular meeting of the shareholders or at any special meeting called for that purpose.
          Section 5. Qualifications.
     (a) All Directors shall be citizens of the United States and residents of the state of Tennessee and shall otherwise meet the requirements of Tennessee Code Annotated Section 45-2-401, as amended.
     (b) No person, except where noted, shall be elected or re-elected a Director of the Company if he or she has missed more than four (4) monthly Directors’ meetings in a calendar year.
     (c) No employee who leaves the employment of the Company shall be eligible to remain on the Board of Directors, and such employee shall immediately tender his or her resignation from the Board of Directors upon leaving the employment of the Company.
     (d) No non-employee Director who has reached the age of seventy (70) years shall stand for election or be elected by the shareholders; provided, however, that a Director who reaches his or her seventieth (70th) year during his or her term of office, shall not be required to resign and may continue to serve until his or her successor is elected and qualified.
          Section 6. Vacancies. Vacancies among the Directors, unless occurring because of removal by the shareholders, may be filled by a vote of the remaining Directors at any regular or special meeting of the Board, unless the number of vacancies exceeds one-third (1/3) of the membership on the Board, and any Director so elected shall serve until the next annual shareholders’ meeting. If vacancies at any time exceed one-third (1/3) of the membership of the Board, a special meeting of the shareholders shall be held to fill the vacancies.

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          Section 7. Dividends. The Board of Directors may, in its discretion, declare and pay dividends in cash or in capital stock from time to time, but no more frequently than once in each calendar quarter and subject to the other requirements of Tennessee Business Corporation Act and such other laws, regulations, or accounting principles as may be applicable.
          Section 8. Additional Powers. In addition to the powers and authority conferred upon them by these Bylaws, the Board of Directors may exercise all such powers and do such acts and things as it may be authorized or required to do by statute or by rule or regulation of applicable regulatory authorities, or by the Charter of the Company, or by the shareholders of the Company.
          Section 9. Compensation. Directors and members of the Executive or other Committees, if any, shall not receive any stated salaries for their services; provided, however, that by resolution of the Board, a fixed sum and expenses for attendance at each regular meeting or special meeting of the Board or the Executive Committee (and such other Committees of the Board as the Board may from time to time designate) may by allowed. The Board may by resolution compensate a Director for one (1) missed meeting annually. Nothing herein contained shall be construed as precluding any Director from serving the Company in any other capacity and receiving compensation therefor.
ARTICLE IV.
MEETINGS OF DIRECTORS
          Section 1. Organizational Meeting. The Secretary of the Board of Directors, upon receiving the certificate of the judges of election, shall notify the Directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Company for the succeeding year. Such meeting shall be held immediately following the shareholders’ meeting or as soon thereafter as is practicable, and in any event, within thirty (30) days thereof.
          Section 2. Meetings. Meetings of the Board may be held as determined by the Directors, or may be called by the Chairman of the Board, any two executive officers, the President, one-third of the Directors, the Commissioner, or the Federal Reserve. Each Director shall be given notice of each special meeting, excepting the organizational meeting following the election of Directors, stating the

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time and place, by facsimile, telephone, United States mail, overnight courier service, or in person. The Board of Directors may, with the approval of two-thirds (2/3) of the Directors, change the location, date and time of any meeting of the Board.
          Section 3. Presiding Officer. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence or refusal to serve of the Chairman, the Vice-Chairman of the Board, if any, shall preside. In the absence or refusal to serve of the Vice-Chairman, the President shall preside. If the President is absent or refuses to preside, the Executive Vice-President shall preside, and if the Executive Vice-President is absent or refuses to preside, any Director elected by a majority of the Board of Directors shall preside at the meeting.
          Section 4. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business, and all questions shall be decided by a majority vote of the Directors present at the meeting. If a quorum is not present, the Directors in attendance may adjourn the meeting from time to time until a quorum is obtained.
          A Director cannot vote by proxy or otherwise act by proxy at a meeting of the Board of Directors. However, whenever the vote of Directors at a meeting is required or permitted to be taken in connection with any corporate action, the meeting and vote of Directors may be dispensed with, if all the Directors who would have been entitled to vote upon the action, if such meeting were held, shall consent in writing to such corporate action being taken. The Board shall keep minutes of each meeting, including a record of attendance and all votes cast by each Director.
ARTICLE V.
OFFICERS AND EMPLOYEES
          Section 1. Election of Officers, Officials and Committees. At their meetings immediately following the annual shareholders’ meetings each year, or at any other regular or special meeting, the Board of Directors shall elect from their number, a Chairman of the Board, a President, and a Secretary. They shall elect such other officers as they shall deem necessary from time to time, and shall prescribe the duties to which such officers shall be assigned. The Chairman of the Board may recommend and the Board of Directors may appoint any Committees, as they may deem necessary or proper.

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          Section 2. Removal of Officers. Executive officers and Committee members may be removed or suspended only by action of the Board of Directors without the necessity of any specification thereof in the call of the meeting. The Chief Executive Officer of the Company shall have the authority, within the confines of applicable law, to remove or suspend any other officer or employee of the Company without action by the Board of Directors.
          Section 3. One Person May Hold One or More Offices. Any number of offices not inconsistent with each other may be held by the same person; provided, however, that the same person may not hold the offices of President and Secretary.
          Section 4. Appointment of Agents and Employees. All agents and employees shall be appointed by the Chairman of the Board or the President or by some other person employed by the Company and designated by the Chairman of the Board or the President for that purpose; provided, however, that the Board of Directors may require that all such appointments be made subject to approval by the Board.
          Section 5. Fidelity Bonds and Other Insurance.
     (a) The Board of Directors shall direct and require good and sufficient fidelity bonds on all active officers and employees, whether or not they draw salary or compensation, which bonds shall provide for indemnity to such Company on account of any losses sustained by it as the result of any dishonest, fraudulent or criminal act or omission committed or omitted by them acting independently or in collusion or combination with any person or persons. At the discretion of the Board, such bond may be in individual schedule or blanket form, and the premiums therefor shall be paid by the Company.
     (b) The Board of Directors shall direct and require suitable insurance protection to the Company against burglary, robbery, theft, liability and other similar insurable hazards to which the Company may be exposed in the operations of its business on the premises or elsewhere.
     (c) At least once in each year, the Board of Directors shall prescribe the amount or penal sum of such bonds or policies and the sureties or underwriters thereon, after giving due and careful consideration to all known elements and factors constituting such risk or hazard. Such action shall be recorded in the minutes of the Board and be subject to approval of the Commissioner.

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ARTICLE VI.
POWERS AND DUTIES OF OFFICERS
          Section 1. Chairman of the Board. The Chairman of the Board shall be an ex-officio member of all Standing Committees, except the Audit Committee. The Chairman, together with the President and the Executive Committee, if any, shall decide upon the general policy to be followed by the Company, and to be carried out by its officers. The Chairman of the Board and the President may be the same person.
          Section 2. President The President shall be an ex-officio member of all Standing Committees, except the Audit Committee. The President shall have general management and supervision of all of the affairs and business of the Company, including but not limited to the operation of the home office and any other offices, including supervision of all officers and employees engaged in such operations, and shall have such other duties and authority as may be conferred by these Bylaws or by the Board of Directors. The President, together with the Chairman of the Board and the Executive Committee, if any, shall determine the general policy to be followed by the Company, and to be carried out by its officers. The offices of the Chairman of the Board and the President may be held by the same person.
          Section 3. Secretary. The Secretary shall attend and keep minutes of all meetings of the shareholders and the Board of Directors. An officer of the Company as designated by the Chairman of the Board or the President shall record all minutes of the Board of Directors and the Executive Committee. The Secretary shall issue notices of all meetings of shareholders, Directors, Committees or other meetings where notice is required. The Secretary shall preserve the organizational papers, the corporate Charter, the Bylaws, minutes of the proceedings of meetings of shareholders, Directors, and reports of the Board and the Committees. The minutes of each meeting shall be signed by the Chairman of the Board or the President and attested by the Secretary.
          Section 4. Other Officers. The other officers of the Company shall have such authority and perform such duties as may from time to time be delegated to them by the Board of Directors, the Executive Committee, the Chairman of the Board or the President.

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ARTICLE VII.
EXECUTION OF INSTRUMENTS
          Section 1. Sale and Transfer of Securities. The Chairman, the President, the Executive Vice President, the Chief Financial Officer, and the Secretary are authorized to sell and assign or endorse for transfer or exchange any stock, bond, United States security, or other security, or to request payment or reissue of any and all such securities now or hereafter registered in the name of the Company and owned by it or held by it in any fiduciary capacity; to sell and assign any such securities which the Company is, or shall be, authorized or empowered to sell and assign as attorney for, or other representative of, the owner thereof, and to use one or more attorneys for such purpose.
          Section 2. Deeds and Contracts. The Chairman, the President, the Executive Vice President, the Chief Financial Officer, and the Secretary are authorized to purchase and sell real estate and to execute all contracts of the Company.
          Section 3. Notes, Security Agreements, and Pleadings. The Chairman, the President, the Executive Vice President, the Chief Financial Officer, and the Secretary, may be authorized by resolution of the Board of Directors, which may also require the signature of any other officer of the Company, to endorse all notes or bills of exchange to borrow money on behalf of the Company and to pledge collateral belonging to the Company as security for such loans and to execute such notes and security agreements as may be necessary or proper therefor; to execute pleadings, releases of claims and other papers for and on behalf of the Company; and to place securities belonging to the Company as security for public funds deposited in the Company.
          Section 4. Release of Liens. The Chairman, the President, the Executive Vice President, the Chief Financial Officer, or the Secretary are severally authorized to execute release of liens on real property and on tangible and intangible personal property securing indebtedness owing the Company.

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ARTICLE VIII.
COMMITTEES OF THE BOARD
A. THE EXECUTIVE COMMITTEE
          Section 1. Meetings and Duties. The Executive Committee, if any, shall be composed of the Chairman, the President and at least three (3) other Directors. The Chairman of the Board or the President shall serve as its Chairman. The Executive Committee shall meet when called by its Chairman, the Chairman of the Board, the President or any three (3) Executive Committee members. In the absence of a member of the Executive Committee, the Chairman may appoint another Director to serve in the absent member’s place. The Executive Committee shall have supervision of the current business of the Company and of the management and investment of its funds and assets. It shall direct and supervise the duties and functions of the officers. It shall consider and pass on any loans to be made by the Company, shall recommend to the Board of Directors the salaries of all officers of the Company and shall have general supervision of all expenses. The Committee may recommend reasonable compensation for Directors, advisors to the Board, and Committee members for attendance at meetings, subject to the approval of the Board. A majority of the Executive Committee shall constitute a quorum, and resolutions may be adopted by a majority vote of a quorum.
          Section 2. Election of Officers. The Executive Committee may elect officers subject to approval by the Board of Directors.
          Section 3. Additional Authority. At any time occurring between regular meetings of the Board of Directors, the Executive Committee shall have the power to adopt resolutions which shall be of like force and effect as though regularly adopted by the Board of Directors, except that the Executive Committee may not declare dividends, amend the Bylaws, elect Directors, or approve extensions of credit by the Company to a Director or Directors or to any firm in which any Director owns an interest. Any such actions thus taken by the Executive Committee shall be subject to review by the Board of Directors; provided, however, that such review shall not affect the rights of other persons who may have relied on the same.

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B. THE AUDIT COMMITTEE
          Section 1. Meetings and Duties. The Audit Committee, none of whose voting members shall be active officers of the Company, shall consist of at least three (3) members of the Board of Directors, recommended by the President or the Chairman of the Board, and appointed by the Board. The Audit Committee shall meet at least annually and at the call of the Chairman of the Board, the President, or the Chairman of the Audit Committee. In the absence of a member of the Committee, the Chairman may appoint another Director to serve in the absent member’s place; provided, however, that neither the President nor the Chairman of the Board may serve on the Audit Committee. The Committee shall examine such books, assets and securities of the Company as it deems necessary or proper, or as it may be directed to examine, comparing and verifying the same. A record shall be kept of all such examinations, which shall be certified to by the members of the Audit Committee serving, and presented to the Board of Directors at its next meeting. The Audit Committee shall report to the Board of Directors the results of the examination relating to whether the Company is in a sound and solvent condition, whether adequate internal audit controls and procedures are being maintained, and recommending to the Board such changes as shall be deemed advisable.
          Section 2. Employment of Certified Public Accountants. The Audit Committee, upon its own recommendation and with the approval of the Board of Directors and the shareholders, may employ a qualified firm of Certified Public Accountants to make the examination and audit of the Company. If such a procedure is followed, the one annual examination and audit of such firm of accountants and the presentation of its reports to the Board of Directors, will be deemed sufficient to comply with the requirements of this Article of these Bylaws.
C. OTHER COMMITTEES
          The Board of Directors may appoint other committees, from time to time, as recommended by the President or the Chairman of the Board, for such purposes and with such powers as the Board may determine. Unless otherwise specified by the Board or these Bylaws, a majority of the Committee members will constitute a quorum of any Board-appointed Committee.

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ARTICLE IX
CERTIFICATES OF STOCK
          Section 1. Issuance, Transfer, and Restrictions. Certificates of the capital stock of the Company shall be issued for one or more full shares only and shall be numbered consecutively. Each certificate shall be personally signed by those officers who may, from time to time, be named by the Board of the Directors or the Executive Committee. Two signatures, of any combination of the Chairman of the Board, the President, the Executive Vice President or the Secretary, shall be required, and the seal of the Company or a facsimile thereof, may be impressed or printed on each certificate. Each certificate shall state on its face that the shares are subject to the restrictions contained in Article I, Section 9 of these Bylaws, with respect to limitation of ownership, and such other restrictions and limitations as may be required by applicable law.
          Capital stock shall be transferable only on the books of the Company, subject to these Bylaws, by the owner in person or by an attorney or legal representative, written evidence of whose authority shall be filed with the Company, and no transfer of stock shall be required except upon surrender or cancellation of the certificate representing same. Certificates of shares of stock shall state upon the face thereof that the stock is transferable only upon the books of the Company. The Company shall not be required to transfer any certificate of shares of stock to another when the transferor thereof is indebted to the Company. A stock certificate book or other suitable record shall be maintained of all assignments and transfers of stock.
          When stock is transferred, the returned certificates shall be canceled and preserved for record purposes for such a period of time as the Board of Directors deems advisable or as otherwise required by applicable law.
          Section 2. Lost Certificate. Duplicate certificates may be issued in lieu of lost certificates upon proof of loss and indemnification satisfactory to the Company.

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ARTICLE X.
INDEMNIFICATION
     (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director, officer or employee of the Company or is or was serving at the request of the Company as a Director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer or employee or in any other capacity while serving as a Director, officer or employee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Tennessee Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to any employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right

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to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article X or otherwise (hereinafter an “undertaking”).
     (b) If a claim under paragraph (a) of this Article X is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be ten (10) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right of indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met such applicable standard of conduct or, in the case of such suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article X or otherwise shall be on the Company.
     (c) The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Bylaws, agreement, vote of shareholders or disinterested Directors, or otherwise.

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     (d) The Company may, to the extent authorized form time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any agent of the Company to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of Directors, officers, and employees of the Company.
ARTICLE XI
AMENDMENTS
          Except as provided below, these Bylaws may be changed or amended by the vote of a majority of the Directors at any regular or special meeting of the Board; provided, however, that the Directors shall have been given ten (10) days notice of intention to change or offer an amendment thereto.
          Only by a vote of the holders of a majority of the outstanding voting shares voted at a meeting of the shareholders may these Bylaws be amended to affect the duties, term of office, or indemnification of a Director.
ARTICLE XII.
RECORDS
          The Charter, the Bylaws and the proceedings of all meetings of the shareholders, the Board of Directors, and any standing Committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Chairman of the Board, the President, or the Secretary, or other officer appointed to act as Secretary of the meeting.
ARTICLE XIII.
SEAL
          The Company may have a corporate seal which shall have inscribed thereon, “SouthEast Bancshares, Inc.” The Chairman of the Board or the President and the Secretary shall have authority to affix the corporate seal of the Company, if any, and to attest the same. No document of the Company shall be required to have the corporate seal.

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          At a regular meeting of the Board of Directors of the Company held on the 25th day of July, 2006, the foregoing Bylaws were adopted in accordance with the provisions of Article XI of these Bylaws.
          IN WITNESS WHEREOF, we, the President and Secretary of this Company, were present at said meeting, have hereunto subscribed our names.

/s/ Tom B. Hughes. III PRESIDENT

/s/ Sidney W. Breaux SECRETARY

Exhibit 3.2-Page 19